UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AGR TOOLS, INC.
_______________________________________________________
(Name of Registrant as Specified In Its Charter)

_______________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AGR Tools, Inc.
3500 Fairmount Street, Suite 501
Dallas, Texas 75219

For proxy information, please call (866) 752-8683
Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560

NOTICE OF VOTE FOR ACTIONS TO BE TAKEN BY CONSENT IN LIEU OF MEETING

To the shareholders of AGR Tools, Inc.:

Notice is hereby given that the Board of Directors has submitted several actions to be taken by consent in lieu of a meeting. The following “Actions” are more fully described in the accompanying Proxy Statement:

1.	Proposal to authorize a preferred class of stock;
2.	Proposal to approve the increase in authorized Common Stock
3.	Proposal to approve the reverse split of the Issuer’s outstanding shares of Common Stock; and
4.	Proposal to approve the compensation pursuant to the as of yet unexecuted employment agreement of Mr. Vern Wilson.

The Actions to be taken under this proxy statement are to be taken by written consent. All consents must be received by: May 4, 2012. As the Actions are to be taken by written consent in lieu of a meeting, no shareholder proposals will accepted. The Proxy Statement will be sent or given to shareholders on or around the date of filing this proxy with the Securities and Exchange Commission.

The Board of Directors of AGR Tools, Inc., (the “Company”) has determined April 27, 2012 as the record date for determination of shareholders entitled to notice of, and to vote. The enclosed proxy is being solicited on behalf of the Company.

By the Board of Directors for AGR Tools, Inc.,

/s/: Vern Wilson
Chief Executive Officer

AGR Tools, Inc.
3500 Fairmount Street, Suite 501
Dallas, Texas 75219

For proxy information, please call (866) 752-8683
Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560

The Actions to be taken under this proxy statement are to be taken by written consent. All consents must be received by: May 15, 2012. As the Actions are to be taken by written consent in lieu of a meeting, no shareholder proposals will accepted. Approximate date on which proxy and proxy statement are first sent or given to security holders is on or around May 8, 2012.
The “Actions” to be taken under this proxy statement include:

1.	Proposal to authorize a preferred class of stock;
2.	Proposal to approve the increase in authorized Common Stock
3.	Proposal to approve the reverse split of the Issuer’s outstanding shares of Common Stock; and
4.	Proposal to approve the compensation pursuant to the as of yet unexecuted employment agreement of Mr. Vern Wilson.

Required Vote.

More than 50% of the outstanding shares of the Company are required to approve any Action to be taken under this proxy. Please be aware that certain Purchasers and Consultants (as described further herein) hold more than 50% of the outstanding shares of the Company. It is the intention of the Purchasers and Consultants to approve all Actions to be taken under this proxy statement.

Revocability of proxy and Dissenter’s right of appraisal.

The proxy may not be revoked. Shareholders are not entitled to assert dissenter rights under NRS 92A.300 to 92A.500.

Interest of certain Persons in Matters To Be Acted Upon.

Mr. Vern Wilson is the Company’s sole officer and director. As of the date of this proxy statement, Mr. Wilson does not have an executed employment agreement and does not own any shares of the Company and is therefor not entitled to vote on the Actions. Proposal to approve Mr. Wilson’s employment agreement and compensation are included in the Actions and if approved, will result in the issuance of shares of the Company’s stock to Mr. Wilson.

None of the former officers and directors of the Company since the beginning of the last fiscal year including: John Kuykendall, Todd Rutherford and G. M. Rock Rutherford have any shares and are not entitled to vote on the Actions.

Voting securities and principal holders thereof.

As of April 19, 2012 there were 200,000,000 shares of Common Stock authorized and as of February 29, 2012 there were 91,823,982 shares of Common Stock outstanding.

As of April 24, 2012 there were 200,000,000 shares of Common Stock authorized and 183,661 shares of Common Stock outstanding (reflecting the post-split numbers pursuant to the information contained herein).

The Company previously filed a Schedule 14C Information Statement informing shareholders of the 500:1 reverse split of the outstanding shares of Common Stock of the Company. The action was approved by a majority of the shares entitled to vote. The majority shareholders consist of a group of purchasers (the “Purchasers”) that bought 43.85% of the outstanding shares and several consultants and advisors to the Company. The Company received a comment letter regarding the 14C filing and is filing this Form 14A instead of amending the Form 14C.

The following table sets forth the beneficial ownership of the Purchasers and the consultants and advisors working with the Company who currently own more than 50% of the outstanding shares of the Company.

Identity of Shareholder	Number of Shares Pre and Post Split		Percentage of Beneficial Ownership

	Post-Split^	Pre-Split
OTUS Invest & Finance, Inc.** Trident Chambers, Wickhams Cay PO Box 146 Road Town Tortola, British Virgin Islands Igor Ivljanin, Officer	8,949	4,474,155	4.87%

Derry Partners, Ltd.** Trident Chambers, Wickhams Cay PO Box 146 Road Town Tortola, British Virgin Islands David Haas, Officer	8,949	4,474,155	4.87%

Ular Invest & Finance, Inc.** Trident Chambers, Wickhams Cay PO Box 146 Road Town Tortola, British Virgin Islands Ali Arslan, Officer	8,949	4,474,155	4.87%

Max Tobler** Chämletenweg 6 CH-8153 Rümlang Switzerland	8,949	4,474,154	4.87%

Volkan Yaman** Ohran Gazi Ceddesi No. 24 Apt. 1 TR-Yesilkoy/Istanbul/Turkey	8,949	4,474,154	4.87%

Nejmettin Cinar** Ladin 10/2001 Site, Tufan Mah. TR-Cengelköy/Istanbul/Turkey	8,949	4,474,154	4.87%

Hidayet Alkevli** Kösk Mahallesi, Kisla Caddesi Köskdagevleri – Bekas Sitesi, C Blok, Kat 5 No 10 38030 Melikgazi- Kayseri	8,949	4,474,154	4.87%

Beklan Coskun** Bahceli Evler Mah., Hizir Reis Cad. Yayinci Apt. 14/8 TR-Antalya-Turkey	8,949	4,474,154	4.87%

Illhan Mansiz** Hamidiye Köyü, Hane No. 14 TR-Mahmudiye/ESKISEHIR/Turkey	8,949	4,474,155	4.87%

Summerton Consulting, Inc.# 7651 Tecumseh Road East, Suite 201 Windsor, ON N8T 3H1	6,135	3,067,500	3.34%

International Capital Group, LLC2 Dominic Colvin# 7651 Tecumseh Road East, Suite 201 Windsor, ON N8T 3H1	6,272	3,135,570	3.4%

Barclay Lyons, LLC 2911 Turtle Creek Blvd., Suite 300 Dallas, Texas 75219 Owned by Todd Violette#	2,000	1,000,000	1%

Mr. Vern Wilson+ 3500 Fairmont Street, Suite 501 Dallas, Texas 75219	0	0
Total Shares	94,948	48,184,632	51.697%

(1)
Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

(**)
Purchasers of the 40,267,390 shares of Common Stock representing 43.85% of the outstanding Common Stock from previous officers and directors pursuant to the Form 8-K filed with the Securities and Exchange Commission on February 14, 2012 Commission File Number 000-52043 incorporated herein by reference.

(2)	Nick Colvin is the owner of International Capital Group, LLC. The number of shares for this entry is a combined number of the shares owned by Nick Colvin and International Capital Group, LLC.
(#)	Consultant/Advisor to the Company referred to hereinafter as the “Consultants.”
(^)	Approximate Number
(+)	Mr. Wilson will be issued 20,000,000 shares pursuant to the employment agreement

Table of Share Structure provided all Actions are approved.

Class of Stock	Number of shares authorized	Number of Shares outstanding	Number of shares authorized and unissued

Common	750,000,000	20,183,661	729,816,339

Preferred	50,000,000	50,000,000	50,000,000

All Actions include the increase in authorized shares of common stock, authorization of preferred stock, approval of reverse stock split and approval of Mr. Wilson’s employment agreement.

Compensation of directors and executive officers

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	NonEquity Incentive Plan Compensation (g)	Nonqualified Deferred Compensation Earnings (h)	All Other Compensation (i)	TOTAL (j)
Mr. Vern Wilson	2012	213,000	n/a	20 million common shares signing bonus	n/a		n/a

The Company does not currently have any employment agreements in place. Mr. Wilson’s proposed Employment Agreement is attached hereto as Appendix B for shareholder approval.

The Company does not have a compensation committee. Mr. Vern Wilson, the sole officer and director is proposing his employment agreement for shareholder approval.

Compensation Discussion and Analysis

The Board of Directors is responsible for developing specific policies regarding compensation of our executive officers, as well as evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs and implementing and administering all aspects of our benefit and compensation plans and programs.   Our board of directors currently consists of Mr. Vern Wilson.

Executive Compensation Objectives

Our objective for executive compensation is to attract, retain and reward qualified executives who can add value to the Company. To achieve our objective the Company has established the following guiding principles:

●
To provide competitive compensation to executives, based on their performance and contributions to the Company, that will attract, motivate and retain individuals that will enable our company to thrive;

●	To encourage our executives to view their positions as long-term commitment and provide a sense of ownership through the use of equity-based compensation; and

●	To help ensure that the executives’ interests and goals are aligned with our shareholders’ interests and the Company’s goals.

Compensation Elements

The Company’s current elements of compensation are a base salary and a signing bonus of Common Stock. The Company hopes to expand its compensation packages in the future to include monetary and equity bonuses.

Base Salary

The base salary of the current officer and director is determined based on the comparable salaries of executives in related industries and balanced with the Company’s anticipated financial performance. The Company aims to achieve a balance of what executives should be paid and what the Company’s financial capabilities can pay.

The Company will adjust the base salary paid to any additional executives it attracts in the future based on job responsibilities, comparable salaries of other executives in the industry and in the Company and the Company’s financial capabilities.

Signing Bonus

The Company pays an equity signing bonus to executives as a way to instill a sense of ownership to the already present sense of responsibility. Management believes ownership in the Company motivates executives to look at the Company’s long-term goals and growth potential in addition to the short-term goals. Management believes that offering executives a signing bonus aids in the overall attractiveness of the Company’s compensation package.

Bonuses, Equity-Based Compensation and other Benefits

The Company currently does not have any other type of bonus policy or equity-based compensation programs or policies in place. Management hopes to offer additional bonuses and benefits when the Company’s operations and performance can support them.

The Company does not currently offer any retirement benefits, gross-ups or any other personal benefits that exceed $10,000 per year.

Compensation Committee Report

As the Company does not currently have a Compensation Committee, the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management; and based on the review and discussions, the Board included the Compensation Discussion and Analysis in its proxy statement on Schedule 14A.

Compensation Plans

The Actions do not include the approval of a compensation plan available to a class of executives. Approval is being sought only on the employment agreement for Mr. Vern Wilson. The employment agreement is attached hereto at Appendix B.

Authorization or issuance of securities otherwise than for exchange.

ITEM 1.	APPROVAL OF AUTHORIZATION OF PREFERRED SHARES
ITEM 2.	APPROVAL OF INCREASE IN AUTHORIZED COMMON SHARES

Our Board of Directors has adopted and recommended that the shareholders approve an amendment (the “Amendment”) to our Articles of Incorporation to authorize Fifty Million (50,000,000) shares of preferred stock par value $0.001 and increase the authorized shares of common stock from Two Hundred Million (200,000,000) to Seven Hundred Fifty Million (750,000,000), par value $0.001.

If the shareholders approve the Amendment, the Company will submit the requisite filing with the State of Nevada as soon as possible and the Amendment will become effective upon the acceptance of such filing.

Pursuant to the Company’s bylaws, the rights and preferences of the preferred stock are to be designated by the Board of Directors.

The text of the Amendment is attached hereto as Appendix A.

Reasons for the Amendment

The Company currently has Two Hundred Million (200,000,000) shares of Common Stock authorized par value $0.001 and zero shares of preferred stock. The Company is looking to return to its original business in the oil and gas industry. The officer and Consultants have been in negotiations with several companies, land-owners, lease owners and others in the oil and gas industry to seek potential acquisitions of land, wells, leases, and/or equipment and tools. In order to facilitate potential acquisitions, the Company believes it will need to issue shares of its stock. At this time there are no preliminary plans, agreements or understandings to issue shares for the purchase of any assets or the acquisition of any other companies. The due diligence process for an acquisition of any rights, properties, leases and/or equipment can be a lengthy process; the Company is conducting site visits to review potential acquisitions.

The Board believes the sale of Common Stock is the Company’s best option for raising capital and to pay or partially pay for acquisitions. The Company’s current working capital does not provide enough cash for payments of acquisitions and the issuance of shares, either common or preferred gives the Company another form of payment.  Given that almost half of the Company’s authorized shares of Common Stock were issued, there was not a lot of room to provide for issuances for investments and acquisitions, the Company believes an increase in the number of authorized shares of Common Stock and the authorization of preferred stock will help alleviate this issue in the future.

Management believes it would be advantageous to increase the number of shares of Common Stock authorized for capital raises, debt settlements and for use as payment or partial payment for any future acquisitions. Management believes it would be beneficial to have preferred stock authorized to lessen the necessary issuances of Common Stock and for use in issuances to executives under future employment agreements and plans. The Board of Directors has the right to designate different series and classes of stock. Upon approval of the Amendment, the Board can designate different classes of preferred stock to provide for different rights and preferences depending on whether the issuance is for investments, acquisitions or for future issuances to executives under a plan or agreement.

The Board unanimously recommends you vote “FOR” these Proposals.

ITEM 3.	APPROVAL OF REVERSE STOCK SPLIT

Our Board of Directors has adopted and recommended that shareholders approve a 500:1 reverse split of the Company’s outstanding shares of Common Stock. The Purchasers and Consultants, who in the aggregate, own more than 50% of the outstanding shares of the Company, have previously approved this action. However, to adhere strictly to Regulation 14 this must be submitted for shareholder vote through this proxy statement. Due to an overlap in communication, this Action has been submitted to FINRA and is currently in progress.

Reasons for the Reverse Split.

The Board believes it is in the Company’s best interest to conduct the Split for general corporate purposes, including acquisitions, equity financings and grants of stock and stock options. The Split will increase the authorized shares available for issuance, which has been determined by the Board to provide for a sufficient amount of Common Stock to support its expansion and future financing activities, if any.

The Company is in negotiations with several companies to acquire certain oil and gas rights, properties, and/or leases. Management believes that acquiring rights, properties, leases and/or equipment will require us to conduct a reverse split of our outstanding shares of Common Stock to ensure the Company has adequate authorized shares of stock should the terms of an acquisition require us to issue shares and have enough authorized and unissued to conduct any financing we may need to support the growth of the Company.  Any material agreement or definitive, binding term sheet will be disclosed pursuant to a Form 8-K. At this time there are no preliminary plans, agreements or understandings to issue shares for the purchase of any assets or the acquisition of any other companies. The due diligence process for an acquisition of any rights, properties, leases and/or equipment can be a lengthy process; the Company is conducting site visits to review potential acquisitions.

The Board believes the sale of Common Stock is the Company’s best option for raising capital, and given that almost half of the Company’s authorized shares of Common Stock were issued, there wasn’t a lot of room to provide for issuances for investments and acquisitions which is why the Board believes the reverse split is necessary. The Company is currently in the process of a reverse split of the outstanding shares of Common Stock to further the availability of shares for issuance for investments and acquisitions pursuant to a previously filed Form 14C which provided sufficient voter approval for the Split but the Company is filing this Form 14A to ensure complete compliance with Regulation 14A.

To the extent that additional authorized shares are issued in the future, such issuance may decrease our existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders. The holders of our Common Stock have no preemptive rights.  We currently have no plans, commitments or arrangements to issue the additional available authorized shares other than shares underlying existing obligations under the Purchase Agreement or pursuant to the terms of equity compensation arrangements.

The Split and the issuance of authorized shares could also have the effect of delaying or preventing a change in control of the Company without further action by our stockholders.  Shares of authorized and unissued Common Stock and Preferred Stock could (within the limits imposed by applicable law and stock exchange policies) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore, less likely.  For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid.  Any such issuance of additional stock could have the effect of diluting our earnings per share and book value per share of outstanding shares of our Common Stock or the stock ownership and voting rights of a person seeking to obtain control of the Company.  The relative rights and limitations of the shares of Common Stock will remain unchanged under the Amendment. The Company has no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.  Other than the transactions effectuated pursuant to the Acquisition, the Board is not aware of any other plan or arrangement to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

When the Board deems it to be in the best interest of the Company and stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board will not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by law or regulation or the rules of any stock exchange on which the shares of Common Stock may then be listed.  The Board will have discretion and be able, at its sole discretion, to designate the rights, preferences, privileges and terms of any Preferred Stock.

Impact of the Reverse Stock Split Amendment

The reverse stock split will be realized simultaneously and in the same ratio for all of our Common Stock. The reverse stock split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company. As described below, holders of Common Stock otherwise entitled to a fractional share as a result of the reverse stock split will receive one new share. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The principal effects of the Split will be:

●
For every Five Hundred (500) shares of Common Stock owned by a shareholder or any number between one and 500 will be combined into one new share of Common Stock (for example if a shareholder owned 2,000 shares pre-split, they would receive 4 shares post-split and if a shareholder owns 437 shares pre-split, the shareholder would receive 1 share post-split);

●	The number of shares of Common Stock issued and outstanding will be reduced from approximately 91,823,982 to 183,661

Certain Risks Associated with the Reverse Stock Split

●
If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

●	There can be no assurance that the reverse stock split will result in any particular price for our Common Stock. As a result, the trading liquidity of our Common Stock may not necessarily improve.

●
There can be no assurance that the market price per share of our Common Stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the reverse stock split.

●
Because the number of issued and outstanding shares of Common Stock would decrease as result of the reverse stock split, the number of authorized but unissued shares of Common Stock would increase on a relative basis. If we issue additional shares of Common Stock, the ownership interest of our current stockholders would be diluted, possibly substantially.

●
The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of the company with another company.

Effective Date

The proposed reverse stock split became effective with FINRA on March 16, 2012 (the “Effective Date”). The filing the Reverse Stock Split Amendment with the office of the Secretary of State of the State of Nevada has been completed. Except as explained below with respect to fractional shares, on the Effective Date, shares of our Common Stock issued and outstanding immediately prior thereto were combined, automatically and without any action on the part of the shareholders, into one share of our Common Stock in accordance with the reverse stock split ratio determined by our board of directors.

After the Effective Date, our Common Stock will have new (“CUSIP”) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Date, we will continue to be subject to periodic reporting and other requirements of the Exchange Act. Our Common Stock will continue to be listed on the OTCQB Markets and will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the reverse stock split has occurred.

Fractional Shares

Shareholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, any shareholder owning a number of shares from one to 500, will be issued one new share.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. shareholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These shareholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a shareholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares. If a shareholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the shareholder’s address of record indicating the number of shares of Common Stock held following the reverse stock split.

Effect on Certificated Shares

Shareholders holding shares of our Common Stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Date. The letter of transmittal contains instructions on how a shareholder should surrender his or her certificate(s) representing shares of our Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-split Common Stock (“New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder was required to pay a transfer or other fee to exchange his, her or its Old Certificates if submitted by March 28, 2012.

Shareholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock which they are entitled as a result of the reverse split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-split Common Stock to which these shareholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

Shareholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Accounting Matters

The reverse stock split will not affect the par value of a share of the Common Stock. As a result, as of the Effective Date of the reverse stock split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

No Appraisal Rights

Under Nevada General Corporation Law, shareholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide shareholders with any such right.

The Board unanimously recommends you vote “FOR” this Proposal.

Matters not required to be submitted.

ITEM 4.	APPROVAL OF EMPLOYMENT AGREEMENT FOR MR. VERN WILSON

Approval of an employment agreement by shareholders is not required. The Company is submitting it for shareholder approval as the employment agreement is for the sole officer and director of the Company and there are no disinterested officers, directors nor a committee to approve or deny the provisions of the employment agreement.

Please review the Compensation Discussion and Analysis for a detailed discussion of the Company’s compensation arrangements. Your vote on this item is binding. The vote under this Item is to approve the compensation of the Company’s named executive officer, Mr. Vern Wilson. Approval of this Item approves the following:

Resolved, that the compensation paid to the Company’s named executive officer as disclosed pursuant to Item 402 of Regulation S-K, including Compensation and Analysis, compensation tables and narrative discussion is hereby Approved.

The employment agreement is attached hereto as Appendix B.

The Board unanimously recommends you vote “FOR” this Proposal.

Voting Procedures.

A majority of the outstanding shares of Common Stock of the Company is required to approve these Actions. Please be on notice that the Purchasers and Consultants own in excess of Fifty Percent (50%) of the outstanding shares of Common Stock.

Shareholders will be provided with additional proxy materials and instructions to access voting materials via the internet. Shareholders can receive paper copies of the proxy materials, but must make a request. Instructions for voting and requesting paper materials will be furnished in either the Definitive Proxy Statement or in Definitive Additional Materials to be filed upon approval of this proxy by the Securities and Exchange Commission.

Delivery of Documents to shareholders sharing an address.

Only one proxy statement, Notice of Internet Availability and annual report will be delivered to multiple shareholders sharing an address unless a shareholder specifically requests an additional copy. The Company will deliver a separate copy of the proxy statement, Notice of Internet Availability and annual report to a shareholder at a shared address, upon request provided to the Company’s transfer agent at:
Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 or via fax at (202) 521-3464 or telephone at (866) 752-8683.

If you currently receive one copy for multiple shareholders and wish to receive separate copies in the future or if you share an address with another shareholder and received multiple copies and wish to only receive one copy in the future, please contact the Company’s transfer agent at the address and information listed in this section.

Appendix A

As amended, the Fourth Article of the Amended and Restated Articles of Incorporation of the Company shall read in its entirety as follows:

“FOURTH: The aggregate number of shares which the Company shall have the authority to issue shall be 800,000,000 shares, with a par value of $0.001 per share, which shall be comprised of 750,000,000 Common Shares and 50,000,000 Preferred Shares with such preferences, limitations and relative rights as may be determined by the Company’s board of directors and which may be divided into and issued in series.”

A-1

Appendix B
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of ________ (the “Agreement”), between AGR TOOLS, INC. (the “Company” or “AGR”), and VERN O.C. WILSON (the “Executive”).

WHEREAS, effective as of the execution date hereof, this Agreement shall supersede and replace any prior employment arrangement and/or agreement (the “Prior Employment Relationship”) that the Executive has or had with the Company;

WHEREAS, AGR is a manufacturer of diamond tooling and related products, specializing in producing consumable tools for the natural stone, engineered stone, concrete and masonry industries and may pursue the Company’s original business in the oil and natural gas field or a related field during employee’s employment term (the “Business”); and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                      Employment.

The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the execution date and ending as provided in Section 4 (the “Employment Period”).

Section 2.                      Position and Duties.

(a)          During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company and each of its subsidiaries and shall have the usual and customary duties, responsibilities and authority of a Chief Executive Officer and a director, subject to the power of the Board of Directors of the Company (the “Board”) (i) to reasonably expand or limit such duties, responsibilities and authority and (ii) to override the actions of the Executive. The Executive shall, if so requested by the Company, also serve without additional compensation, as an officer, director or manager of entities from time to time directly or indirectly owned or controlled by the Company (each an “Affiliate,” or collectively, the "Affiliates").

(b) The Executive shall report to the Board and shall devote his best efforts and substantially all of his active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent and professional manner.

(c) The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investment, inactive business ventures and community, charitable and social activities not interfering with the Executive’s performance and obligations hereunder.

Section 3.                         Base Salary, Bonuses and Benefits.

(a) During the Employment Period, the Executive's base salary shall be $213,600 per annum (the “Base Salary”), such Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices and subject to withholding and other payroll taxes. The Base Salary shall be reviewed by the Board on an annual basis, in order to implement any cost of living adjustments that it deems appropriate. In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit programs from time to time for which senior executive employees of the Company and its Affiliates are generally eligible.  The Executive shall be eligible to participate in all insurance plans available generally from time to time to executives of the Company and its Affiliates.

(b) Each year during the Employment Period, in addition to the Base Salary, the Executive shall be eligible to earn annual bonuses (each, an “Annual Bonus”), as set forth on Exhibit A. The Executive shall only be eligible to receive an Annual Bonus if he remains continuously employed by the Company through December 31 of the year in which the Annual Bonus was earned. Any Annual Bonus payable pursuant to this Section 3(b) shall be paid to the Executive in a single cash payment.  The Company will make the Annual Bonus payment by March 15th of the year following the year in which the bonus was earned.

(c) The Executive shall receive Twenty Million (20,000,000) shares of restricted Common Stock of the Company as a signing bonus.

(d) During the Employment Period, the Company shall provide the Executive with an automobile allowance of $800 per month.  Airplane usage shall be charged at $253 per hour.

(e) During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's and its Affiliates' policies as such policies may be established and amended from time to time with respect to travel, entertainment and other business expenses, subject in all instances to the Company's requirements with respect to reporting and documentation of such expenses.

(f) During the Employment Period, the Executive shall be entitled to Four (4) weeks paid vacation during each 12-month period worked, commencing on the Closing Date. Vacation days that remain unused at the end of a calendar year may not be carried over into the next calendar year. Executive will not schedule or take vacation during the Two (2) week period surrounding the date in which a Securities and Exchange Commission (“SEC”) periodic filing is due.

Section 4.                      Term.

(a) The Employment Period shall commence on the execution date and shall end on the Fifth (5th) anniversary of such date; provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive's resignation, death or Disability (as defined in the following sentence), at any time prior to such date, and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. For purposes of this Agreement “Disability” shall mean “disability” or “permanent disability” as set forth in the long-term disability plan of the Company, or if no such plan is in effect, it shall mean any long-term disability or incapacity which (x) renders the Executive unable to substantially perform his duties hereunder for One Hundred Twenty (120) days during any 12-month period or (y) is predicted to render the Executive unable to substantially perform his duties for One Hundred Twenty (120) days during any 12-month period based, in the case of this clause (y) only, upon the opinion of a physician mutually agreed upon by the Company and the Executive, in each case as determined by the Board (excluding the Executive if he should be a member of the Board at the time of such determination) in its good faith judgment; provided, however, that no action shall be taken hereunder that precludes Executive from making a claim under any separate long-term disability policy maintained by the Company. The last day on which Executive is employed by the Company, whether separation is voluntary or involuntary and is with or without Cause or by reason of Executive's resignation, is referred to as the “Termination Date.”

(b) If the Employment Period is terminated by the Company without Cause, then the Executive shall be entitled to receive his Base Salary for the period beginning on the Termination Date and ending on the Six (6) month anniversary of the Termination Date, unless the Executive has breached the provisions of this Agreement, in which case the provisions of Section 10 shall apply. Such payments of the Base Salary as severance shall be made periodically in the same amounts and at the same intervals as if the Employment Period had not ended and the Base Salary otherwise continued to be paid; provided, however, that no payments shall be made to the Executive under this Section 4(b) prior to Six (6) months after the Termination Date if such payment would result in adverse tax consequences to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time (the “Code”).

(c) If the Employment Period is terminated by the Company for Cause, or by reason of the Executive's resignation, death or Disability, the Executive shall be entitled to receive his Base Salary and any unpaid bonuses which he had earned in the previous year, only to the extent such amount has accrued through the Termination Date.

(d) Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of the Executive's rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the Termination Date shall cease upon the Termination Date. If the Executive is terminated by the Company without Cause, the sole compensation of the Executive and/or his successors, assigns, heirs, representatives and estate shall be to receive the severance payments described in Section 4(b).  If the Executive is terminated by the Company for Cause, or if the Employment Period is terminated by reason of the Executive's resignation, death or Disability, the sole remedy of the Executive and/or his successors, assigns, heirs, representatives and estate shall be to receive the payment (if any) described in Section 4(c).

(e) For purposes of this Agreement, “Cause” means:

(i) the failure by the Executive to perform such duties as are reasonably requested by the Board (including email or other instructions);

(ii) the Executive's disregard of his duties or failure to act, where such action would be in the ordinary course of the Executive's duties;

(iii) the failure by the Executive to observe Company policies and/or policies of an Affiliate which are generally applicable to executives of the Company and/or its Affiliates;

(iv) willful misconduct by the Executive in the performance of his duties;

(v) a conviction of or a plea of guilty or nolo contendere by the Executive to a misdemeanor involving fraud, embezzlement, theft, other financial dishonesty or moral turpitude, or to a felony that, in the reasonable good faith determination of the Board, would have a material adverse effect on the business, operations or financial condition of the Company or any of its Affiliates;

(vi) (A) the material breach by the Executive of this Agreement (other than any breach by the Executive of the provisions of Section 5, Section 6 or Section 7 hereof), (B) any breach of the provisions of Section 5, Section 6 or Section 7 hereof or (C) any other agreement or contract with the Company, or any of its Affiliates,

(vii) chronic absenteeism for purposes hereof, "chronic absenteeism" shall be deemed to have occurred if Executive has at least ten (10) absences unrelated to Disability or illness in any ten (10) week period); or

(viii) the Board's reasonable determination that the Executive has engaged in a pattern of commissions of violations of state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination); or

(ix) the Executive becomes the subject of any investigative proceedings by the SEC or any other governmental or regulatory authority and/or is subject to any bars, bans or restrictions from participating in a public company, trading or in any manner conducting business in any way relating to the business of the Company or its Affiliates.

The Company shall not be entitled to terminate for Cause unless the Company provides written notice stating in reasonable detail the basis for termination and a 30-day opportunity to cure to the Executive (unless: (w) the Company in good faith reasonably determines that providing such opportunity to cure to the Executive is reasonably likely to have a material adverse effect on its business, financial condition, results of operations, prospects or assets, (x) the facts and circumstances underlying such termination are not able to be cured or (y) the Company has previously delivered a notice under the same clause of this Section 4(e); in any case, the Company may terminate without providing an opportunity to cure upon a majority vote of the Board of Directors).

Section 5.                      Nondisclosure and Nonuse of Confidential Information.

(a) The Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance in good faith of duties assigned to the Executive by the Company or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Executive shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection. The Executive shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company on the Termination Date, or at any time that the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) relating to the Confidential Information or the Work Product (as defined below) of the Business of the Company or any of its Affiliates which the Executive may then possess or have under his control.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any Affiliate in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Closing Date) concerning (i) the business or affairs of the Company (or such predecessors), (ii) fees, costs and pricing structures, (iii) designs, (iv) analyses, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers, clients and suppliers and customer, client and supplier lists, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data, and (xv) all similar and related information in whatever form. Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

Section 6.                      Inventions and Patents.

The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company's or any of its Affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours or on the premises of the Company or any Affiliate and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), belong in all instances to the Company or such Affiliate. The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. If the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his or her agent and attorney-in-fact to execute any such papers on his or her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Work Product, under the conditions described in this sentence.

Section 7.                      Non-Solicitation.

(a)           The Executive acknowledges that, in the course of employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company's and its Affiliates' and their predecessors' trade secrets and with other confidential information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, in order to protect the Company's interest in both its Confidential Information, and the near permanent relationship that it has providing professional services to its customers, the Executive agrees that, during the Employment Period and for One (1) year thereafter (the “Non-Solicit Period”, subject to automatic extension during the period of a violation of this Section 7), he shall not directly or indirectly through another person or entity:

(i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee thereof, on the other hand;

(ii) solicit for hire or hire any person who was an employee of the Company or any Affiliate until Six (6) months after such individual's employment relationship with the Company or any Affiliate has been terminated, provided that the Executive may hire any such person (so long as such person is not a manager or executive officer of the Company or any Affiliate) who responds to a general advertisement offering employment;

(iii) solicit, induce or attempt to solicit or induce any of the current or former customers of the Company and/or any Affiliate that were a customer at any time during the period starting Six (6) months before the Employment Period and ending Six (6) months after termination of this Agreement or (each, a “Customer,” and collectively, the “Customers”) to cease or reduce doing business with the Company or such Affiliate, or in any way interfere or attempt to interfere with the relationship between any such Customer, on the one hand, and the Company or any such Affiliate, on the other hand; or

(b) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive further understands that the provisions of Sections 5 through 7 are reasonable and necessary to preserve the legitimate business interests of the Company and Affiliates.

(c) The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(d)           The Executive agrees that the restrictions are reasonable and necessary, are valid and enforceable under New York law, and do not impose a greater restraint than necessary to protect the Company's legitimate business interests. If, at the time of enforcement of Sections 5 through 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law.

Section 8.                      Insurance.

The Company, for their own benefit or for the benefit of their financing sources, may maintain “keyman” life, officer and director, and disability insurance policies covering the Executive. The Executive shall cooperate with the Company and/or Holding and provide such information or other assistance as the Company and/or Holding reasonably may request in connection with obtaining and maintaining such policies.

Section 9.                      Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Section 5, Section 6 or Section 7, any severance payments then or thereafter due from the Company to the Executive pursuant to Section 4(b) shall be terminated forthwith and the Company's obligation to pay and the Executive's right to receive such severance payments shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction, in each case without limiting or affecting the Executive's obligations (or terminating the Non-Solicit Period) under such Section 5, Section 6 and Section 7, or the Company's other rights and remedies available at law or equity.

Section 10.                      Representations and Warranties of the Executive.

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive further represents and warrants that he has not disclosed, revealed or transferred to any third party any of the Confidential Information that he may have obtained during the Prior Employment Relationship and that he has safeguarded and maintained the secrecy of the Confidentiality Information to which he has had access or of which he has knowledge. In addition, the Executive represents and warrants that he has no ownership in nor any right to nor title in any of the Confidential Information and the Work Product.

Section 11.                      Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, facsimile to the intended recipient at the telecopy number set forth therefore below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or one (1) business day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to the Company, to:

AGR TOOLS, INC.
Address: 3500 Fairmount Street, Suite 501
Dallas, TX 75219

with a copy to:

Legal Representative: Brinen & Associates
Address: 7 Dey Street, Suite 1503
New York, New York
Telephone: 212-330-8151
Facsimile:  212-227-0201
Attention: Joshua Brinen
E-mail: jbrinen@brinenlaw.com

If to the Executive, to the address set forth on the signature page hereto.

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by facsimile or sent by overnight courier, and (b) on the Fifth (5th) business day following the date posted, if sent by mail. Instructions or notices of the type described in Section 4(e) may be sent by email to the Executive.

Section 12.                      General Provisions.

(a) Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Complete Agreement.  This Agreement constitutes the entire agreement among the parties and supersedes any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(c) Construction.  The Executive and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Executive and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean “including without limitation.”

(d) Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company in its sole discretion. The Company may (i) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its respective obligations hereunder (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of their obligations hereunder), (iii) collaterally assign any or all of its respective rights and interests hereunder to one or more lenders of the Company or its Affiliates, (iv) assign its respective rights hereunder in connection with the sale of all or substantially all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise) and (v) merge any of the Affiliates with or into the Company (or vice versa). The rights of the Company hereunder are enforceable by its Affiliates, who are the intended third party beneficiaries hereof.

(e) Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

(f) Jurisdiction and Venue.

(i) The Company and the Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the non-exclusive jurisdiction of any New York State court located in New York County or federal court of the United States of America sitting in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and the Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  The Company and the Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  The Company and the Executive agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) The Company and the Executive irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or federal court of the United States of America sitting in the State of New York and any appellate court from any thereof.

(iii)             Notwithstanding clauses (i)-(ii), the parties intend to and hereby confer jurisdiction to enforce the covenants contained in Section 7 upon the courts of any jurisdiction within the geographical scope of such covenants.  If the courts of any one or more of such jurisdictions hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(iv)             The parties further agree that the mailing by certified or registered mail, return receipt requested to both (x) the other party and (y) counsel for the other party (or such substitute counsel as such party may have given written notice of prior to the date of such mailing), of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.  Notwithstanding the foregoing, if and to the extent that a court holds such means to be unenforceable, each of the parties' respective counsel (as referred to above) shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by New York law shall constitute valid and lawful service of process against the applicable party.

(g) Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, the Executive and Holding, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Counterparts.  This Agreement may be executed in Two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.
THE COMPANY:     AGR TOOLS, INC.

EXECUTIVE:                                Name:  Vern Wilson

Exhibit A  to Employment Agreement
[BONUS POOL DISCUSSION]

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